Exhibit 10.14

CHANGE OF CONTROL SEVERANCE PLAN

As amended and restated effective February 17, 2005

Introduction

The Board of Directors of Coherent, Inc., a Delaware corporation (“Company”), has evaluated the economic and social impact of an acquisition or other change of control on its key employees.  The Board recognizes that the potential of such an acquisition or change of control can be a distraction to its key employees and can cause them to consider alternative employment opportunities.  The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of its key employees.  The Board believes that the adoption of this amended and restated Plan will enhance the ability of the Company’s key employees’ to assist the Board in objectively evaluating potential acquisitions or other changes of control.

Furthermore, the Board believes a change of control severance plan of this kind will aid the Company in attracting and retaining the highly qualified, high performing individuals who are essential to its success.  The plan’s assurance of fair treatment will ensure that key employees will be able to maintain productivity, objectivity and focus during the period of significant uncertainty that is inherent in an acquisition or other change of control.

Accordingly, the following plan has been developed and is hereby adopted.

ARTICLE I

ESTABLISHMENT OF PLAN

1.1           Establishment of Plan.

As of the Effective Date, the Company hereby establishes an amended and restated severance plan to be known as the “Change of Control Severance Plan” (the “Plan”), as set forth in this document.  The purposes of the Plan are as set forth in the Introduction.

1.2           Applicability of Plan.

The benefits provided by this Plan shall be available to certain key Employees of the Company who, at or after the Effective Date, meet the eligibility requirements of Article III.

1.3           Contractual Right to Benefits.

This Plan establishes and vests in each Participant a contractual right to the benefits to which he or she is entitled hereunder, enforceable by the Participant against his or her Employer or the Company, or both.

ARTICLE II

DEFINITIONS AND CONSTRUCTION

2.1           Definitions.

Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the term is capitalized.

(a)           “Acquiror” means the Person, successor, or assignee, if any, that consummates a Business Combination with the Company or that acquires fifty percent (50%) or more of the combined voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.

(b)           “Base Pay” means all base straight time gross earnings, exclusive of incentive compensation, incentive payments, bonuses, commissions or other compensation, for the calendar year coinciding with or immediately preceding the year in which the Severance Payment becomes payable.

(c)           “Beneficial Owner” shall have the meaning ascribed to such term in Rule l3d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(d)           “Bonus Pay” means, with respect to a Participant, the total target payments to the Participant under the Company’s cash bonus, commission and incentive programs at 100% of plan for the Company fiscal year in which the Change of Control occurs, or, if greater, for the Company fiscal year in which the Participant’s employment terminates, and Company contributions allocated to the Participant’s account under the Company’s 401(k) plan (other than contributions attributable to the Participant’s salary deferral election), for the calendar year coinciding with or immediately preceding the year in which the Severance Payment becomes payable.

(e)           “Business Combination” means and includes each and all of the following occurrences:

(i)            A consolidation or merger pursuant to which more than 50% of the Company’s voting stock is transferred to different holders, except for a transaction intended primarily to change the state of the Company’s incorporation.

(ii)           More than 50% of the assets of the Company are sold or otherwise disposed of.

(iii)          The Company dissolves or liquidates or effects a partial liquidation involving more than 50% of its assets.

(f)            “Change of Control” of the Company means and includes each and all of the following occurrences:

(i)            The consummation of a Business Combination which has been approved by the requisite vote of the shareholders.

(ii)           The acquisition by any Person as Beneficial Owner, directly or indirectly, of fifty percent (50%) or more of the combined voting power of the outstanding shares of capital stock of the Company entitled to vote generally in the election of directors.

(iii)          A change in the composition of the Board of Directors of the Company, as a result of which fewer than 50% of the Directors are “Incumbent Directors.”  For this purpose, “Incumbent Directors” are directors who either (A) are directors of the Company as of the Effective Date or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors of the Company.)

For purposes of this Plan, the Board of Directors may, by resolution, clarify the date as of which a Change of Control shall be deemed to have occurred.

(g)           “Code” means the Internal Revenue Code of 1986, as amended.

(h)           “Company” means Coherent, Inc., a Delaware corporation, and any successor as provided in Article VII hereof.

(i)            “Effective Date” means February 17, 2005.

(j)            “Employee” means a common law employee of an Employer (other than an employee who is a party to an individual agreement with the Company which provides severance or severance-type benefits), whose customary employment as of a Change of Control is 20 hours or more per week.  For purposes of this Plan, an Employee shall be considered to continue to be employed in the case of sick leave, military leave, or any other leave of absence approved by the Company.

(k)           “Employer” means the Company or a subsidiary of the Company which has adopted the Plan pursuant to Article VI hereof.

(l)            “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(m)          “Just Cause” means the termination of employment of an Employee shall have taken place as a result of (i) an act or acts of dishonesty undertaken by such Employee and intended to result in substantial gain or personal enrichment of the Employee at the expense of his or her Employer, (ii) persistent failure or inability to perform the duties and obligations of such Employee’s employment which are demonstrably willful and deliberate on the Employee’s part and which are not remedied in a reasonable period of time after receipt of written notice from the Company, or (iii) Employee’s conviction of, or plea of nolo contendere to, a felony.

(n)           “Participant” means an Employee who meets the eligibility requirements of Section III.

(o)           “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company and any subsidiary and any employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as Trustee).

(p)           “Plan” means the Coherent, Inc. Change of Control Severance Plan, as amended and restated as of the Effective Date.

(q)           “Review Committee” means a committee established by the Board of Directors of the Company, the primary functions of which shall be to determine whether Participants have incurred a significant reduction in duties and responsibilities, and to establish, where necessary, the date of a Participant’s termination of employment for purposes of the Plan.  The Review Committee shall be composed of the Incumbent Directors (as defined in subsection 2.1(f) above).  The Review Committee shall establish such procedures as it deems appropriate to facilitate a fair and objective review process to determine whether a Participant has incurred a significant reduction in his or her duties and responsibilities.

(r)            “Severance Payment” means the payment of severance compensation as provided in Article IV hereof.

2.2           Applicable Law.

To the extent not preempted by the laws of the United States, the laws of the State of California shall be the controlling law in all matters relating to the Plan.

2.3           Severability.

If a provision of this Plan shall be held illegal or invalid, the illegality or invalidity shall not affect the remaining parts of the Plan and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

ARTICLE III

ELIGIBILITY

3.1           Participation in Plan.

As of the Effective Date, only Employees who are Non-Officer Vice-Presidents, Officer Vice-Presidents or the Chief Executive Officer shall be Participants in the Plan.  Following the Effective Date, new Officers of the Company shall automatically become Participants in the Plan; provided, however, that new Non-Officer Vice-Presidents shall only become Participants in the Plan if the Board, in its sole discretion, affirmatively determines that they are eligible Participants.  A Participant shall cease to be a Participant in the Plan when he or she ceases to be an Employee of an

Employer, unless such Participant is then entitled to payment of a Severance Payment as provided in the Plan.  A Participant entitled to payment of a Severance Payment shall remain a Participant in the Plan until the full amount of the Severance Payment has been paid to the Participant.

ARTICLE IV

SEVERANCE BENEFITS

4.1           Right to Severance Payment.

A Participant shall be entitled to receive from the Company a Severance Payment in the amount provided in Section 4.3 if there has been a Change of Control of the Company and if, within two (2) years of the Change of Control, the Participant’s employment by an Employer shall terminate for any reason specified in Section 4.2, whether the termination is voluntary or involuntary.  A Participant shall not be entitled to a Severance Payment if termination occurs for reasons not specified in Section 4.2, including (but not limited to) death, voluntary retirement at or after age 65, total and permanent disability, or for Just Cause.

4.2           Good Reasons for Termination.

Following a Change of Control, and subject to a Participant’s entering into and not revoking a Release of Claims in favor of the Company or any successor company in substantially the form attached hereto as Exhibit A (the “Release”), a Participant shall be entitled to a Severance Payment and to the benefits described in Section 4.5 if his or her employment by an Employer is terminated, voluntarily or involuntarily, following any one or more of the following events:

(a)           The Employer reduces the Participant’s Base Pay as in effect immediately prior to the Change of Control.

(b)           Without the Participant’s express written consent, the Employer requires the Participant to change the location of his or her job or office, so that he or she will be based at a location more than twenty-five (25) miles from the location of his job or office immediately prior to the Change of Control.

(c)           The Employer decreases its cost of Employer-provided benefits, under plans, arrangements, policies and procedures, taken as a whole, compared to the Employer-provided cost of such benefits immediately prior to the Change of Control, or the Employer increases the cost of such benefits to the Participant compared to the Participant cost immediately prior to the Change of Control; provided, however, that if such decrease or increase results from the Employer’s good faith exercise of business judgment or in response to changes in federal or state law, such decrease or increase shall not be a Good Reason for Termination.

(d)           The Participant incurs a significant reduction in duties and responsibilities as determined by the Review Committee.

(e)           A successor company fails or refuses to assume the Company’s obligations under this Plan, as required by Article VII.

(f)            The Company or any successor company breaches any of the provisions of this Plan.

(g)           The Employer terminates the employment of a Participant other than for Just Cause.

4.3           Amount of Severance Payment.  Each Participant entitled to a Severance Payment under this Plan shall receive from the Company a cash payment as follows:

(a)           Chief Executive Officer.  The Severance Payment for the Company’s Chief Executive Officer shall equal the product of 2.99 times the sum of the Chief Executive Officer’s Base Pay and Bonus Pay.

(b)           Officer Vice-Presidents.  The Severance Payment for the Company’s Officer Vice-Presidents shall equal the product of two times the sum of the Officer Vice-President’s Base Pay and Bonus Pay.

(c)           Non-Officer Vice-Presidents.  The Severance Payment for the Company’s Non-Officer Vice-Presidents shall equal the product of one times the sum of the Non-Officer Vice-President’s Base Pay and Bonus Pay.

(d)           Non-U.S. Participants.  In the case of a Participant who performs all or substantially all of his or her employment services outside of the United States, the Company may, in its discretion, reduce the Severance Payment otherwise calculated under Section 4.3(a), (b) or (c) by the amount of severance-type benefits to which such Participant is then entitled under the laws of the country or countries in which such services are performed.

4.4           Time of Severance Payment.

The Severance Payment to which a Participant is entitled shall be paid by the Company to the Participant, in cash and in full, not later than the later of (i) ten calendar days after the termination date or, (ii) the date of effectiveness of the Release (the “Payment Date”).  If such a Participant should die before all amounts payable to him or her have been paid, such unpaid amounts shall be paid to the Participant’s designated beneficiary, if living, otherwise to the personal representative of the Participant’s estate.

4.5           Other Severance Provisions.  In the event a Severance Payment obligation is triggered under this Plan for a Participant, such Participant shall also receive the following benefits:

(a)           Equity Compensation Acceleration.  One hundred percent of Participant’s outstanding unvested equity compensation awards shall automatically accelerate their vesting so as to become fully vested and exercisable.

(b)           Health Insurance.  Subject to the requirements of the Code, Participants will receive, in addition to the Severance Payment, Company-paid group health insurance at the same level and with the same employee premium cost as provided to such Participant immediately prior to the Participant’s termination (the “Company-Paid Coverage”).  If a Participant’s health insurance coverage included the Participant’s dependents immediately prior to the Participant’s termination, such dependents shall also be covered at Company expense.  Company-Paid Coverage shall continue for three years for the Company’s Chief Executive Officer, for two years for the Company’s Officer Vice-Presidents and for one year for the Company’s non-Officer Vice Presidents.  For purposes of the continuation health coverage required under Section 4980B of the Code (“COBRA”), the date of the “qualifying event” giving rise to a Participant’s COBRA election period (and that of his “qualifying beneficiaries”) shall be the last date on which the Participant receives Company-Paid Coverage under this Plan.

(c)           Outplacement Assistance.  On termination, the Participant shall be entitled to reasonable, pre-approved Company-paid outplacement assistance, including job counseling and referral services.

(d)           Golden Parachute Excise Taxes.

(i)            Chief Executive Officer – Reduction if Parachute Payments Are Less than 3.59 x Base Amount.  In the event that the benefits provided for in this Plan or otherwise payable to the Company’s Chief Executive Officer (a) constitute “parachute payments” within the meaning of Code Section 280G, (b) would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), and (c) the aggregate value of such parachute payments, as determined in accordance with Section 280G of the Code and the Treasury Regulations thereunder is less than the product obtained by multiplying 3.59 by Chief Executive Officer’s “base amount” within the meaning of Code Section 280G(b)(3), then the benefits under this Plan shall be reduced to the extent necessary (but only to that extent) so that no portion of such benefits will be subject to the Excise Tax.

(ii)           Chief Executive Officer – Full Excise Tax Gross-Up if Parachute Payments Equal to or Greater than 3.59 x Base Amount.  In the event that the benefits provided for in this Plan or otherwise payable to the Company’s Chief Executive Officer (a) constitute “parachute payments” within the meaning of Code Section 280G, (b) would be subject to the Excise Tax, and (c) the aggregate value of such parachute payments, as determined in accordance with Section 280G of the Code and the Treasury Regulations thereunder is equal to or greater than the product obtained by multiplying 3.59 by the Chief Executive Officer’s “base amount” within the meaning of Code Section 280G(b)(3), then the Chief Executive Officer shall receive (i) a payment from the Company sufficient to pay such Excise Tax, plus (ii) an additional payment from the Company sufficient to pay the Excise Tax and federal and state income and employment taxes arising from the payments made by the Company to its Chief Executive Officer pursuant to this sentence.

(iii)          Best Results Approach for Participants other than Chief Executive Officer.  In the event that the severance and other benefits provided for in this Plan or otherwise payable or provided to a Participant other than the Company’s Chief Executive Officer (i) constitute “parachute payments” within the meaning of Section 280G of the Code, and (ii) but for this Section 4(d)(iii), would be subject to the Excise Tax, then the Participant’s Plan benefits shall be either

(a)           delivered in full, or

(b)           delivered as to such lesser extent which would result in no portion of such severance benefits being subject to the Excise Tax,

whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by the Participant on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code.  Unless the Company and the Participant otherwise agree in writing, any determination required under this Section 4(d)(iii) shall be made in writing in good faith by the accounting firm serving as the Company’s independent public accountants immediately prior to the Change of Control (the “Accountants”).  For purposes of making the calculations required by this Section 4(d)(iii), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Participant shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section.  The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4(d)(iii).

ARTICLE V

OTHER RIGHTS AND BENEFITS NOT AFFECTED

5.1           Other Benefits.

Neither the provisions of this Plan nor the Severance Payment provided for hereunder shall reduce any amounts otherwise payable, or in any way diminish the Participant’s rights as an Employee of an Employer, whether existing now or hereafter, under any benefit, incentive, retirement, stock option, stock bonus, stock purchase plan, or any employment agreement or other plan or arrangement.

5.2           Employment Status.

This Plan does not constitute a contract of employment or impose on the Participant or the Participant’s Employer any obligation to retain the Participant as an Employee, to change the status of the Participant’s employment, or to change the Company’s policies regarding termination of employment.

5.3           Taxation of Plan Payments.

All Severance Payments paid pursuant to this Plan shall be subject to regular payroll and withholding taxes.

ARTICLE VI

PARTICIPATING EMPLOYERS

6.1           Upon approval by the Board of Directors of the Company, this Plan may be adopted by any Subsidiary of the Company.  Upon such adoption, the Subsidiary shall become an Employer hereunder and the provisions of the Plan shall be fully applicable to the Employees of that Subsidiary.  The term “Subsidiary” means any corporation in which the Company, directly or indirectly, holds a majority of the voting power of its outstanding shares of capital stock.

ARTICLE VII

SUCCESSOR TO COMPANY

7.1           The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.  In such event, the term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.

ARTICLE VIII

DURATION, AMENDMENT AND TERMINATION

8.1           Duration.

If a Change of Control has not occurred, this Plan shall expire two (2) years from the Effective Date, unless sooner terminated as provided in Section 8.2, or unless extended for an additional period or periods by resolution adopted by the Board of Directors of the Company at any time during the second year of the Plan.

If a Change of Control occurs, this Plan shall continue in full force and effect, and shall not terminate or expire until after all Participants who become entitled to Severance Payments hereunder shall have received such payments in full.

8.2           Amendment and Termination.

The Plan may be amended in any respect by resolution adopted by a majority of the Board of Directors of the Company, unless a Change of Control has previously occurred.  The Plan may be terminated by resolution adopted by a majority of the Board of Directors, provided that written notice is furnished to all Participants at least sixty (60) days prior to such termination.  If a Change of Control occurs, the Plan no longer shall be subject to amendment, change, substitution, deletion, revocation or termination in any respect whatsoever.

8.3           Form of Amendment.

The form of any proper amendment or termination of the Plan shall be a written instrument signed by a duly authorized officer or officers of the Company, certifying that the amendment or termination has been approved by the Board of Directors.  A proper amendment of the Plan automatically shall effect a corresponding amendment to all Participants’ rights hereunder.  A proper termination of the Plan automatically shall effect a termination of all Participants’ rights and benefits hereunder.

ARTICLE IX

LEGAL FEES AND EXPENSES

9.1           The Company shall pay all legal fees, costs of litigation, and other expenses incurred in good faith by each Participant as a result of the Company’s refusal to make the Severance Payment to which the Participant becomes entitled under this Plan, or as a result of the Company’s contesting the validity, enforceability or interpretation of the Plan.

ARTICLE X

PLAN ADMINISTRATION

10.1         The Employer shall have discretionary authority to construe and interpret the terms of the Plan, and to determine eligibility and the amount and manner of any payment of benefits hereunder.

10.2         An employee or former employee of an Employer who disagrees with their allotment of benefits under this Plan may file a written appeal with the designated Human Resources representative.  Any claim relating to this Plan shall be subject to this appeal process.  If an employee or former employee of an Employer, or their representative (the “Claimant”) submits a written claim for a benefit under the Plan and the claim is denied in whole or in part, the Employer will notify Claimant in writing of such denial within 90 days after the claim is received, unless special circumstances require an extension of up to 90 more days, in which case Claimant will be notified in writing of the extension, the special circumstances requiring the extension and the date by which the Employer expects to render its decision.  The denial notice will include:

•              The specific reason(s) for the denial,

•              References to the specific Plan provision(s) on which the denial was based,

•              A description of any additional material or information that is necessary to perfect the claim and an explanation of why such material or information is necessary, and

•              A description of the Plan’s procedures for appealing the denial.

If the Claimant disagrees with the Employer’s decision, the Claimant has 60 days from the receipt of the original denial notice to appeal the decision.  This appeal must be in writing and sent to the Employer.

The Claimant has the right to review (upon request and at no charge) all documents and other information relevant to his or her claim and to submit written comments, documents and other information relating to his or her claim.  The Employer will notify Claimant in writing of its decision within 60 days after it receives the appeal, unless special circumstances require an extension of up to 60 more days, in which case Claimant will be notified in writing of the extension, the special circumstances requiring the extension and the date by which the Employer expects to render its decision.  If Claimant’s appeal is denied, the Employer will give Claimant written notice that includes:

•              The specific reason(s) for the denial,

•              References to the specific Plan provision(s) on which the denial was based,

•              A statement that Claimant will be provided, upon request and free of charge, reasonable access to, and copies of, all documents and other information relevant to the claim, and

•              A statement regarding Claimant’s right to bring an action under Section 502(a) of ERISA.

10.3         If the appeal of an employee or former employee of an employer appeal is denied, such employee or former employee shall have the right and option to elect (in lieu of litigation) to have any dispute or controversy arising under or in connection with the Plan settled by arbitration, conducted before a panel of three arbitrators sitting in a location selected by the employee within fifty (50) miles from the location of his or her job with an Employer, in accordance with rules of the American Arbitration Association then in effect.  Judgment may be entered on the award of the arbitrator in any court having jurisdiction.  All expenses of such arbitration, including the fees and expenses of the counsel for the employee, shall be borne by the Employer.

ARTICLE XI

ERISA REQUIRED INFORMATION

11.1         The Plan sponsor and administrator is:

Coherent, Inc.

5100 Patrick Henry Drive

Santa Clara, CA  95054

(408) 764-4000

11.2         Designated agent for service of process:

General Counsel

Coherent, Inc.

5100 Patrick Henry Drive

Santa Clara, CA  95054

(408) 764-4000

11.3         Plan records are kept on a fiscal year basis.

11.4         The Plan shall be funded from the Employer’s general assets only.

EXHIBIT A

COHERENT, INC. CHANGE OF CONTROL SEVERANCE PLAN

RELEASE OF CLAIMS

This Release of Claims (“Agreement”) is made by and between Coherent, Inc. (the “Company”), and                                   (“Employee”).

WHEREAS, Employee has agreed to enter into a release of claims in favor of the Company in return for obtaining certain severance benefits specified in the Coherent, Inc. Change of Control Severance Plan (the “Plan”).

NOW THEREFORE, in consideration of the mutual promises made herein, the Parties hereby agree as follows:

1.             Termination.  Employee’s employment from the Company terminated on                                          .

2.             Confidential Information.  Employee shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the [Confidentiality Agreement] between Employee and the Company.  Employee shall return all the Company property and confidential and proprietary information in his possession to the Company on the Effective Date of this Agreement.

3.             Payment of Salary.  Employee acknowledges and represents that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to Employee.

4.             Release of Claims.  Employee agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Employee by the Company.  Employee, on behalf of himself, and his respective heirs, family members, executors and assigns, hereby fully and forever releases the Company and its past, present and future officers, agents, directors, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, parents, predecessor and successor corporations, and assigns, from, and agrees not to sue or otherwise institute or cause to be instituted any legal or administrative proceedings concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that he may possess arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Agreement including, without limitation,

(a)           any and all claims relating to or arising from Employee’s employment relationship with the Company and the termination of that relationship;

(b)           any and all claims relating to, or arising from, Employee’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

(c)           any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion;

(d)           any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Employee Retirement Income Security Act of 1974, The Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, and Labor Code section 201, et seq. and section 970, et seq. and all amendments to each such Act as well as the regulations issued thereunder;

(e)           any and all claims for violation of the federal, or any state, constitution;

(f)            any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;  and

(g)           any and all claims for attorneys’ fees and costs.

Employee agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released.  This release does not extend to any obligations due Employee under the Plan

5.             [40 or Over Employees Only] Acknowledgment of Waiver of Claims under ADEA. Employee acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Employee and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement.  Employee acknowledges that the consideration given for this waiver and release Agreement is in addition to anything of value to which Employee was already entitled.  Employee further acknowledges that he has been advised by this writing that (a) he should consult with an attorney prior to executing this Agreement; (b) he has at least twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following the execution of this Agreement by the parties to revoke the Agreement; (d) this Agreement shall not be effective until the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Employee from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.  Any revocation should be in writing and delivered to the Vice-President of Human

2

Resources at the Company by close of business on the seventh day from the date that Employee signs this Agreement.

6.             Civil Code Section 1542.  Employee represents that he is not aware of any claims against the Company other than the claims that are released by this Agreement.  Employee acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code 1542, below, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

Employee, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any statute or common law principles of similar effect.

7.             No Pending or Future Lawsuits.  Employee represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any other person or entity referred to herein.  Employee also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any other person or entity referred to herein.

8.             Application for Employment.  Employee understands and agrees that, as a condition of this Agreement, he shall not be entitled to any employment with the Company, its subsidiaries, or any successor, and he hereby waives any right, or alleged right, of employment or re-employment with the Company.

9.             No Cooperation.  Employee agrees that he will not counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company and/or any officer, director, employee, agent, representative, shareholder or attorney of the Company, unless under a subpoena or other court order to do so.

10.           Costs.  The Parties shall each bear their own costs, expert fees, attorneys’ fees and other fees incurred in connection with this Agreement.

11.           Authority.  Employee represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement.

12.           No Representations.  Employee represents that he has had the opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement.  Neither party has relied upon any representations or statements made by the other party hereto which are not specifically set forth in this Agreement.

3

13.           Severability.  In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision.

14.           Entire Agreement.  This Agreement, along with the Plan and the [Confidentiality Agreement], represents the entire agreement and understanding between the Company and Employee concerning Employee’s separation from the Company.

15.           No Oral Modification.  This Agreement may only be amended in writing signed by Employee and the CEO of the Company.

16.           Governing Law.  This Agreement shall be governed by the internal substantive laws, but not the choice of law rules, of the State of California.

17.           Effective Date.  [40 or Over Employees Only – otherwise effective upon signing by both parties] This Agreement is effective eight (8) days after it has been signed by both Parties.

18.           Counterparts.  This Agreement may be executed in counterparts, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

19.           Voluntary Execution of Agreement.  This Agreement is executed voluntarily and without any duress or undue influence on the part or behalf of the Parties hereto, with the full intent of releasing all claims.  The Parties acknowledge that:

(a)           They have read this Agreement;

(b)           They have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel;

(c)           They understand the terms and consequences of this Agreement and of the releases it contains;

(d)           They are fully aware of the legal and binding effect of this Agreement.

4

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Coherent, Inc.

Dated: , 20	By

Dated: , 20

5